Registration No. 33-84894
                                                                 Rule 424(b)(3)

            SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 22, 1995

                     MLCC Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
         Series 1995A, Class A-1, A-2, A-3, A-4, A-5 and A-6 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

     On June 29, 1995, the Senior/Subordinate Pass-Through Certificates, Series 1995A, Class A-1, A-2, A-3, A-4, A-5 and A-6 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $180,819,000. The Offered Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of June 1, 1995 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-38 of the Prospectus Supplement are hereby updated, in their entirety, as follows:



                                                        PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                                                                    (Dollars in Thousands)


                                                  December 31,                 December 31,                     December 31,
                                         ---------------------------      -------------------------      --------------------------
                                          Number of                       Number of                      Number of
                                         PrimeFirst       Principal      PrimeFirst      Principal      PrimeFirst       Principal
                                            Loans           Amount         Loans           Amoung          Loans           Amount
                                       -------------   -------------   -------------   -------------   -------------  -------------

PrimeFirst Loans
  Outstanding ......................          17,917      $6,750,058          11,223      $4,526,896          11,263     $4,408,862
                                       -------------   -------------   -------------   -------------   -------------  -------------
Delinquency Period
  30-59 Days .......................             486      $  197,046             199      $   76,666             184     $   77,751
  60-89 Days .......................              55          28,746              38          15,834              26          9,815


  90 Days or More* .................              20          13,294              15           8,300              34         23,664
                                       -------------   -------------   -------------   -------------   -------------  -------------
     Total Delinquency .............             561      $  239,086             252      $  100,800             244     $  111,230
                                       =============   =============   =============   =============   =============  =============

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding......................            3.13%           3.54%            2.25%          2.23%            2.17%         2.52%

Loans in Foreclosure...............              36        $ 24,910               36        $ 33,135              47       $ 43,681

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding......................            0.20%           0.37%            0.32%           0.73%          0.42%          0.99%
---------------------------------
* Does not include loans subject to bankruptcy proceedings.




                                                               PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                                                                    (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 2000     December 31, 1999     December 31, 1998
                                                       -----------------     -----------------     -----------------

Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................         $5,638,477            $4,467,879           $4,855,906
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................             14,570                11,243               12,711

Gross Charge-offs.................................         $      885            $    5,578            $   4,030
Recoveries........................................                  0                    16                    2
                                                           ----------            ----------            ---------
Net Charge-offs...................................         $      885            $    5,562            $   4,028
                                                           ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................               0.02%                 0.12%                0.08%

         The first two tables set forth after the second paragraph under the heading "MLCC and its Mortgage Program-Delinquency and Loan Loss Experience" on page S-39 of the Prospectus Supplement are hereby updated, in their entirety as follows:






                                                  Revolving Credit Line Loan Delinquency Experience
                                                               (Dollars in Thousands)

                                        Year ended      Year ended       Year ended       Year ended       Year ended
                                       December 31,    December 31,     December 31,     December 31,     December 31,
                                           1996            1997             1998             1999             2000

Number of Revolving Credit
  Line (RCL) Loans Serviced.....          28,368          31,395            30,571      31,517          33,863
Aggregate Loan Balance of
  RCL Loans Serviced............   $   1,353,800      $1,387,217        $1,191,938  $1,202,594      $1,313,527
Loan Balance of RCL Loans
  2 months Delinquent...........   $       8,292          $5,450            $6,634      $6,427          $8,137
Loan Balance of RCL Loans
3 months or more Delinquent(1)..    $     39,508         $44,104           $31,348     $22,863         $18,782
Total of 2 months or more
Delinquent as a % of Loan
 Balance of RCL Loans...........           3.53%           3.57%             3.19%        2.44%           2.05%





                                                        Revolving Credit Line Loan Loss Experience
                                                               (Dollars in Thousands)

                                    Year ended      Year ended       Year ended        Year ended       Year ended
                                   December 31,    December 31,     December 31,      December 31,     December 31,
                                       1996            1997             1998              1999             2000

Number of Revolving Credit
Line Loans Serviced..............        28,368         31,395           30,571           31,517            33,863
Aggregate Loan Balance of
 RCL Loans Serviced..............   $ 1,353,800    $ 1,387,217      $ 1,191,938      $ 1,202,594       $ 1,313,527
For the Period:
Gross Charge-offs Dollars........   $     1,860    $     4,269      $     2,756      $     4,445       $     3,884
  Percentage(2)..................          0.14%          0.31%            0.23%            0.37%             0.30%

-------------
(1)      Includes Bankruptcy and Foreclosure.
(2)      As a percentage of aggregate balance of revolving credit line loans serviced.



     Additionally, the information contained in (a) the tables entitled "Range of Cut-Off Date Principal Balances for Loan Group 1", "Prime Index Mortgage Loan Margins for Loan Group 1" and "LIBOR Mortgage Loan Margins for Loan Group 1" under the heading "The Mortgage Pool--Loan Group 1" on pages S-26 and S-28 of the Prospectus Supplement, (b) the tables entitled "Range of Cut-off Date Principal Balances for Loan Group 2" and "Margins for Loan Group 2" under the heading "The Mortgage Pool--Loan Group 2" on pages S-29 and S-31 of the Prospectus Supplement and (c) the tables entitled "Range of Cut-off Date Principal Balances for Loan Group 3" and "Margins for Loan Group 3" under the heading "The Mortgage Pool--Loan Group 3" on pages S-32 and S-33 of the Prospectus Supplement are hereby updated to indicate, as of December 31, 2000, the Mortgage Loan Balances and margins of the Mortgage Loans:




               Range of Principal Balances for Loan Group 1 as of December 31, 2000

                                     Number of                                  % of Mortgage Pool by
   Range of Principal Balances     Mortgage Loans     Principal Balance           Principal Balance
----------------------------------------------------------------------------------------------------------

$0-49,999.99                                3           $     68,436.81                  0.19%
$50,000-54,999.99                           2                104,053.92                  0.28%
$60,000-74,999.99                           1                 71,999.99                  0.19%
$75,000-99,999.99                           8                730,186.04                  1.98%
$100,000-149,999.99                        19              2,318,185.90                  6.27%
$150,000-199,999.99                        13              2,402,430.30                  6.50%
$200,000-249,999.99                        14              3,010,287.20                  8.14%
$250,000-299,999.99                         6              1,717,013.17                  4.64%
$300,000-349,999.99                         5              1,561,707.15                  4.22%
$350,000-399,999.99                         7              2,574,322.20                  6.96%
$400,000-449,999.99                         5              2,092,465.46                  5.66%
$450,000-499,999.99                         1                498,000.00                  1.35%
$500,000-549,999.99                         3              1,592,990.20                  4.31%
$550,000-599,999.99                         4              2,299,487.19                  6.22%
$600,000-649,999.99                         1                600,000.00                  1.62%
$650,000-699,999.99                         1                679,907.29                  1.84%
$700,000-749,999.99                         1                725,000.00                  1.96%
$750,000-799,999.99                         2              1,515,676.18                  4.10%
$800,000-849,999.99                         2              1,600,000.00                  4.33%
$850,000-899,999.99                         2              1,753,230.50                  4.74%
$1,000,000-1,099,999.99                     2              2,095,581.34                  5.67%
$1,100,000-1,199,999.99                     1              1,189,386.60                  3.22%
$1,200,000-1,299,999.99                     1              1,249,491.86                  3.38%
$2,200,000-2,299,999.99                     2              4,521,482.16                 12.23%
                                   -----------------------------------------------------------------------
                                        106            $36,971,321.46                  100.00%
                                   =======================================================================





                Prime Index Mortgage Loan Margins as of December 31, 2000


                              Number of
                              Mortgage              Principal       % of Mortgage Pool by
              Margin           Loans                Balance         Principal Balance
---------------------------------------------------------------------------------------------
                   -0.5            1              $   197,000.00              2.05%
                 -0.125            1                  679,907.29              7.07%
                      0            4                1,190,303.75             12.37%
                   0.25            5                1,114,078.56             11.58%
                    0.5           12                1,505,671.34             15.65%
                  0.625            1                  139,499.96              1.45%
                   0.75            5                  656,593.87              6.82%
                   1.25            1                  290,606.44              3.02%
                  1.625            1                  725,000.00              7.53%
                      2            3                1,004,714.45             10.44%
                   2.25            4                1,470,890.98             15.29%
                  2.625            1                  529,990.00              5.51%
                   2.75            1                  117,939.20              1.23%
                        ---------------------------------------------------------------------
      TOTALS                      40               $9,622,195.84             100.00%
                        =====================================================================





                     LIBOR Index Mortgage Loan Margins as of December 31, 2000


                               Mortgage              Principal        % of Mortgage Pool by
        Margin                  Loans                 Balance           Principal Balance
---------------------------------------------------------------------------------------------
                   1.25            2              $    663,807.67               2.43%
                    1.5            3                 3,712,480.92              13.57%
                  1.625            3                 2,099,718.74               7.68%
                   1.75            9                 4,787,634.05              17.51%
                  1.875            3                 2,095,000.20               7.66%
                      2           14                 5,818,346.65              21.27%
                  2.125            2                 2,573,904.78               9.41%
                   2.25           15                 3,632,880.88              13.28%
                    2.5           10                 1,280,608.72               4.68%
                   2.75            4                   535,243.01               1.96%
                  2.875            1                   149,500.00               0.55%
                        ---------------------------------------------------------------------
         TOTALS                   66               $27,349,125.62             100.00%
                        =====================================================================




               Range of Principal Balances for Loan Group 2 as of December 31, 2000

                 Range of                 Number of                             % of Mortgage Pool by
            Principal Balances         Mortgage Loans     Principal Balance        Principal Balance
      --------------------------------------------------------------------------------------------------
      $50,000-54,999.99                         1           $      50,674.44             0.49%
      $100,000-149,999.99                       3                 352,968.97             3.42%
      $150,000-199,999.99                       1                 192,500.00             1.87%
      $200,000-249,999.99                       3                 689,245.12             6.69%
      $250,000-299,999.99                       4               1,166,885.55            11.32%
      $400,000-449,999.99                       1                 427,742.00             4.15%
      $1,000,000-1,099,999.99                   1               1,000,000.00             9.70%
      $1,200,000-1,299,999.99                   1               1,249,653.67            12.13%
      $1,900,000-1,999,999.99                   1               1,976,673.96            19.18%
      $3,000,000 or Higher                      1               3,199,989.93            31.05%
                                      ------------------------------------------------------------------
                  TOTALS                      17              $10,306,333.64             100.00%
                                      ==================================================================





                               Range of Margins in Loan Group 2 as of December 31, 2000

                                          Number of
                 Margin                Mortgage Loans     Principal Balance      Principal Balance
      --------------------------------------------------------------------------------------------------
                    1.00                        1             $ 1,000,000.00              9.70%
                    1.38                        1                 274,763.87              2.67%
                    1.62                        1               3,199,989.93             31.05%
                    1.88                        4               2,818,848.84             27.35%
                    2.00                        2                 527,147.97              5.11%
                    2.37                        4                 633,762.92              6.15%
                    2.50                        3               1,728,070.11             16.77%
                    2.62                        1                 123,750.00              1.20%
                                      ------------------------------------------------------------------
                  TOTALS                       17             $10,306,333.64            100.00%
                                      ==================================================================






                              Range of Principal Balances for Loan Group 3 as of December 31, 2000

                  Range of                    Number of                                    % of Mortgage Pool
             Principal Balances             Mortgage Loans         Principal Balance      by Principal Balance
      -----------------------------------------------------------------------------------------------------------
      $200,000-249,999.99                          1                    $235,044.93               27.73%
      $600,000-649,999.99                          1                     612,500.00               72.27%
                                        -------------------------------------------------------------------------
                   totals                          2                    $847,544.93               100.00%
                                        =========================================================================





                               Range of Margins in Loan Group 3 as of December 31, 2000

                                               Number of                                  % of Mortgage Pool
                   Margin                    Mortgage Loans        Principal Balance       Principal Balance
      ----------------------------------------------------------------------------------------------------------
                    0.25                            1                   $612,500.00               72.27%
                    0.375                           1                    235,044.93               27.73%
                                        ------------------------------------------------------------------------
                   totals                           2                   $847,544.93               100.00%
                                        ========================================================================



                              The date of this Supplement is March 30, 2001.